GREENLIGHT CAPITAL RE, LTD.
AMENDED AND RESTATED
2004 STOCK INCENTIVE PLAN
STOCK AWARD AGREEMENT

This Stock Award Agreement (the “Agreement”) is made, effective as of the 15th day of March, 2018 (the “Grant Date”), between Greenlight Capital Re, Ltd., a Cayman Islands exempted company (the “Company”) and Patrick O’Brien (the “Grantee”).
RECITALS:
WHEREAS, the Company has adopted the Greenlight Capital Re, Ltd. Amended and Restated 2004 Stock Incentive Plan (the “Plan”) pursuant to which awards of Class A ordinary shares of the Company (the “Shares”) may be granted; and
WHEREAS, the Board of Directors has determined that it is in the best interests of the Company and its shareholders to grant a conditional award of Shares provided for herein (the “Stock Award”) to the Grantee in recognition of the Grantee’s services to the Company, such grant to be subject to the terms set forth herein.
NOW, THEREFORE, in consideration for the services rendered by the Grantee to the Company and the mutual covenants hereinafter set forth, the parties hereto agree as follows:
1.    Grant of Stock Award. Pursuant to Section 7 of the Plan, the Company hereby issues to the Grantee on the Grant Date a Stock Award consisting of, in the aggregate, a conditional award of 14,012 Shares in the capital of the Company having the rights and subject to the restrictions set out in this Agreement and the Plan. The Stock Award shall vest in accordance with Section 4 hereof.
2.    Incorporation by Reference. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Committee shall have the authority to interpret and construe the Plan and this Agreement and to make any and all determinations thereunder, and its decision shall be binding and conclusive upon the Grantee and his legal representative in respect of any questions arising under the Plan or this Agreement.
3.    Rights and Restrictions. The Stock Award comprises a conditional right to receive the number of Shares set out in Section 1 above for nil payment upon the Vesting Date (defined below), in accordance with the terms of the Plan and this Agreement. Except as otherwise provided in the Plan or this Agreement, the Stock Award may not, any time prior to becoming vested, be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall result in the entire Stock Award lapsing forthwith.

4.    Vesting. Except as otherwise provided herein, 100% of the Shares subject to the Stock Award shall be issued or transferred to the Grantee on March 15, 2021 (the “Vesting Date”); provided, that, the Grantee is still in Continuous Service with the Company on such Vesting Date.
(a)    Death, Disability. 100% of the Shares subject to this Stock Award shall vest upon the termination of the Grantee’s Continuous Service due to death or Disability prior to the Vesting Date.
(b)    Change in Control. 100% of the Shares subject to this Stock Award shall vest upon the occurrence of a Change in Control prior to the Vesting Date; provided, that, the Grantee is in Continuous Service immediately prior to such Change in Control.
(c)    Termination of Continuous Service. Except as otherwise set forth in Section 4(a) or 4(b) above, if the Grantee’s Continuous Service terminates for any reason at any time prior to the Vesting Date, the entire Stock Award shall lapse forthwith.
5.    Taxes and Tax Withholding The Company shall have the right to deduct from any compensation paid to the Grantee pursuant to the Plan the amount of taxes required by law to be withheld therefrom, or to require the Grantee to pay the Company in cash such amount required to be withheld. The Grantee may satisfy any foreign, federal, state or local tax withholding obligation relating to the acquisition of Shares under this Stock Award by any of the following means (in addition to the Company’s right to withhold or to direct the withholding from any compensation paid to the Grantee by the Company or by an Affiliate) or by a combination of such means: (i) tendering a cash payment; or (ii) authorizing the Company to withhold vested Shares otherwise deliverable to the Grantee hereunder; provided, however, that no Shares are withheld with a value exceeding the minimum amount of tax required to be withheld by applicable law.
6.    Rights as Shareholders; No Dividends. The Grantee shall have no rights as a stockholder with respect to Shares covered by this Stock Award (including voting rights and the right to receive dividends) until the date the Grantee becomes the holder of record of such shares on (or as soon as practicable after) the Vesting Date.
7.    Certificates. Reasonably promptly following the Vesting Date, the Company shall deliver to the Grantee (or his legal representative, beneficiary or heir, if applicable) share certificates for the Shares deposited with it free from legend except as otherwise provided by the Plan or as otherwise required by applicable law.
8.    Compliance with Laws and Regulations. The issuance and transfer of the Shares shall be subject to compliance by the Company and the Grantee with all applicable requirements of securities laws and with all applicable requirements of any stock exchange on which the Company’s Shares may be listed at the time of such issuance or transfer.
9.    Stop-Transfer Instructions. The Grantee agrees that, to ensure compliance with the restrictions imposed by this Agreement, the Company may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

10.    Refusal to Transfer. The Company will not be required to (i) register any transfer of Shares on its register of members if such Shares have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) treat as owner of such Shares, or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares have been so transferred.
11.    No Right to Continuous Service. Nothing in this Agreement shall be deemed by implication or otherwise to impose any limitation on any right of the Company or any of its Affiliates to terminate the Grantee’s Continuous Service at any time, subject to applicable law.
12.    Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first class mail, return receipt requested, telecopier, courier service or personal delivery:
If to the Company:
Greenlight Capital Re, Ltd.
65 Market Street, Suite 1207
Jasmine Court, Camana Bay
P.O. Box 31110
Grand Cayman, KY1-1205
Cayman Islands
Facsimile: (345) 745-4576

If to the Grantee, at the Grantee’s last known address on file with the Company.
All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.
13.    Bound by Plan. By signing this Agreement, the Grantee acknowledges that he has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all of the terms and provisions of the Plan.
14.    Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and on the Grantee and the beneficiaries, executors and administrators, heirs and successors of the Grantee.
15.    Amendment of Stock Award. Subject to Section 16 of this Agreement, the Board at any time and from time to time may amend the terms of this Stock Award; provided, however, that the Grantee’s rights under this Stock Award shall not be impaired by any such amendment unless (i) the Company requests the Grantee’s consent and (ii) the Grantee consents in writing.
16.    Adjustment Upon Changes in Capitalization. Stock Awards may be adjusted as provided in the Plan including, without limitation, Section 11 of the Plan. The Grantee, by his execution and entry into this Agreement, irrevocably and unconditionally consents and agrees to any such adjustments as may be made at any time hereafter.
17.    Data Protection
In order to facilitate the administration of the Stock Award, it will be necessary for the Company to collect, hold, and process certain personal information about the Grantee. As a condition of the Stock Award, the Grantee consents to the Company collecting, holding and processing personal data and transferring such data to third parties (collectively, the “Data Recipients”) insofar as is reasonably necessary to implement, administer and manage the Participant’s Stock Award.

(a)
The Data Recipients will treat the Grantee’s personal data as private and confidential and will not disclose such data for purposes other than the management and administration of the Stock Award and will take reasonable measures to keep the Grantee’s personal data private, confidential, accurate and current.

(b)
Where the transfer is to a destination outside the European Economic Area, the Company shall take reasonable steps to ensure that the Grantee’s personal data continues to be adequately protected and securely held. Nonetheless, by signing below, the Grantee acknowledges that personal information about the Grantee may be transferred to a country that does not offer the same level of data protection as the Republic of Ireland.

(c)	The Grantee may, at any time, view his/her personal data, require any necessary corrections to it or withdraw the consents herein in writing by contacting the Company.
18.    Governing Law. The validity, construction, interpretation and effect of this Agreement shall exclusively be governed by, and determined in accordance with, the laws of the Cayman Islands.
19.    Severability. Every provision of this Agreement is intended to be severable and any illegal or invalid term shall not affect the validity or legality of the remaining terms.
20.    Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation of construction, and shall not constitute a part of this Agreement.
21.    Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 15th day of March, 2018.

GREENLIGHT CAPITAL RE, LTD.

/s/ Tim Courtis
By: Tim Courtis
Title: Chief Financial Officer

/s/ Patrick O'Brien
Grantee